Exhibit 99.2

RoomLinX Takes Major Step Towards Return to OTCBB

•	Files 10K for Fiscal Year Ending Dec 31, 2005 Completing First Milestone

DENVER, CO (MARKET WIRE)—February 4, 2008 – RoomLinX, Inc. (OTC: RMLX - News), the hospitality in-room expert providing Internet-based Business, Media and Entertainment solutions announced that it is filing today its Form 10-KSB for the fiscal year ended December 31, 2005 with the Securities Exchange Commission on the SEC EDGAR online site. This filing represents the completion of a significant milestone by the Company toward its commitment to bringing all SEC filings current and a return to a listing on the OTC Bulletin Board.

According to CEO, Mike Wasik, “with the company successfully reorganized and our new Media and Entertainment suite of services recently launched, we have allocated the necessary resources towards bringing RoomLinX current in our SEC filings. This initial filing confirms our commitments and the shareholders can look forward to subsequent filings as they are completed. We are pleased with the work of our team of auditors and attorneys and have instructed them to proceed with all diligence in preparing and filing the remaining financial disclosure statements. Once current, we will be in a position to file for reinstatement on the OTC Bulletin Boards as a fully reporting company.  We appreciate that maximizing shareholder value requires both a successful business and the best possible trading platform possible. RoomLinX shareholders deserve both and we will do what it takes to deliver nothing less.”

About RoomLinX, Inc.

RoomLinX, the hospitality in-room expert providing Internet-based Business, Media and Entertainment solutions designed to increase revenues and brand loyalty for hotels, resorts, and timeshare properties, utilizing premium content and applications demanded by  today’s traveler. www.roomlinx.com .

Safe Harbor Cautionary Statement

Certain statements in this news release, including statements that we "believe," "expect," "intend", “plan” or words of similar import, are forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding the future filing of delinquent reports, potential future plans, new products and services and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: the company’s successful implementation of the new products and services, demand for the new products and services, the company’s ability to successfully compete against competitors offering similar products and services, general economic and business conditions; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of the Company's Securities and Exchange Commission filings available at http://www.sec.gov which you should carefully review.  RoomLinX does not assume any obligation to update or revise any forward-looking statements, whether as the result of new developments or otherwise.

Contact:

Michael Wasik, CEO, RoomLinX, Inc.
MWasik@roomlinx.com

Investor Relations
CB Maxwell
Maxwell Media Marketing
www.maxwellmediamarketing.com